Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

SIERRA PACIFIC POWER COMPANY

(Exact Name of Registrant as Specified in its Charter (or Other Organizational Document))

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee (2)
Newly Registered Securities
Fees to be paid	Debt	5.900% General and Refunding Mortgage Notes, SPPC Series 2023A, due 2054	457(f)	$400,000,000		$400,000,000	0.00014760	$59,040.00
Fees previously paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—
	Total Offering Amounts					$400,000,000		$59,040.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$59,040.00

(1) Estimated solely for the purpose of calculating the registration fee under the Securities Act of 1933, as amended (the “Securities Act”). Represents the aggregate principal amount of the 5.900% General and Refunding Mortgage Notes, SPPC Series 2023A, due 2054 to be offered in the exchange offer to which the registration statement relates.

(2) Calculated in accordance with Rule 457(f) of the Securities Act of 1933, as amended.